Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) effective 1st October, 2017, is by and among World Media & Technology Corp., a Nevada corporation (the “Company”), and Anthony S. Chan, whose primary residence is located at 47-29 158th Street, Flushing, New York 11358, United States (the “Executive”).

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.	Nature of Employment.

a.	Duties and Responsibilities. Executive shall serve as the Chief Financial Officer of the Company during the term of this Agreement. Executive shall have such general executive powers and active management over the property, business, and affairs of the Company as is consistent with the offices of the Chief Financial Officer of a public company, and to include and not be limited to assistance in the Company’s up-listing process, development of internal control over financial reporting, evaluation of M&A opportunities, participation in the Company’s road shows and investor presentations, and implementation of the Company's business initiatives and growth strategies, all subject to the direction of the Chief Executive Officer and the Company’s Board of Directors (the “Board”). Executive shall report to the Chief Executive Officer.

b.	Other Business Activities. Executive will devote his time, attention and best efforts to the Company’s business. Notwithstanding the foregoing, Executive shall be entitled to engage in other consulting activities for the Executive’s own account, as Executive may elect from time to time while employed hereunder, including without limitation to charitable, community and other consulting or business activities, provided that such other activities do not materially interfere with the performance of the Executive’s duties, and provided that such activities do not violate Section 4 of this Agreement.

2.	Compensation.

a.	Base Salary. Executive’s base salary shall be at an annual rate of one hundred fifty thousand dollars ($150,000), subject to normal withholding. Such salary shall be paid in substantially equal installments on the 15th and last day of each month. The Executive’s base salary and incentive bonus shall be reviewed annually starting the earlier of within 60 days from the NASDAQ up-listing date or December 31, 2018.

b.	Sign-on Bonus: Executive shall be paid a $25,000 sign-on bonus within 10 business days of the effective date of this employment agreement.

c.	Incentive Bonus. For undertaking this executive position and for other good and valuable consideration, the Executive shall be paid the following incentive bonuses if he meets the milestones as described below:

1.	Milestone 1: Incentive bonus of $75,000 to be paid no later than 15 days after the Company’s Form S-1 declared effective by the SEC and grant of 50,000 stock options under the Company’s Stock Incentive Plan(1), fully vested with an exercise price of $2 per share upon the Company’s SEC Form S-1 (or equivalent which qualifies Company to list on Nasdaq) being declared effective by the SEC by June 30, 2018;

1 The Company shall implement, authorize and approve an Incentive Stock Plan within the next sixty days from the Effective Date of this Agreement. The Company shall file a Form S-8 with the SEC, registering all of the common stock to be issued pursuant to the Incentive Stock Plan, including all of Executive’s stock options, within ten days from the date that Milestone 1 is met.

1

2.	Milestone 2: Incentive bonus of $75,000 to be paid no later than June 30, 2018 and grant of 50,000 stock options, fully vested with an exercise price of $2 per share upon successful up-listing to NASDAQ by June 30, 2018;

3.	In the event the Company’s planned up-listing process is delayed solely by market conditions or other factors beyond Executive’s control, which results in the up-listing to NASDAQ not being completed by September 30, 2018, the Executive shall be paid an incentive bonus of $50,000 no later than December 30, 2018 and grant of 35,000 stock options, fully vested with an exercise price of $2 per share.

All of Executive’s stock options shall have a three year term; any stock options not exercised by the third annual anniversary of the date of grant shall terminate and expire.

d.	Vacation. Executive shall be entitled to receive twenty business days (4 weeks) of paid vacation annually. Executive may schedule his vacations at his discretion so long as the timing of such vacations does not interfere with his responsibilities to the Company. Executive shall also be entitled to five paid sick days annually, and paid holidays as per the Company plan. One week of unused vacation time may be carried over to the next year.

e.	Benefits. The Company does not currently offer any medical, dental or other employee benefit programs to any of its employees. Executive shall be entitled to enroll in any employee benefit plans that the Company creates. Executive will be eligible to participate in all future employee benefit programs. In the absence of such medical, dental and other employee benefit programs, the Company agrees to reimburse Executive $1,328 per month.

f.	Expenses. The Company shall reimburse Executive for all reasonable business-related expenses incurred by Executive in connection with his employment with the Company, including entertainment, travel, meals, and lodging in accordance with the policies, practices, and procedures in effect generally with respect to other peer executives of the Company.

3.	Term and Termination and Termination Payments.

a.	Term. The Agreement shall commence on the Effective Date (the “Commencement Date”), and continue for one year (Initial Term). After the Initial Term, the Agreement automatically renews month to month thereafter.

b.	Termination.

i.	By Death. Executive's employment with the Company shall terminate automatically upon Executive's death.

ii.	By Disability. The Company may terminate Executive's employment with the Company during any period in which Executive is considered by the Company to be disabled. Executive shall be considered “disabled” if, in the sole opinion of the Company, as determined in good faith, Executive is prevented, after reasonable accommodation by the Company, from properly performing his duties due to a mental or physical illness for a period of 180 days in the aggregate in any 12-month period.

iii.	For Cause. Notwithstanding any other provision contained in this Agreement, the Company may terminate this Agreement immediately, at any time, for Cause. For purposes of this Agreement, “Cause” shall mean any of the following: (i) the conviction of a felony, or a crime involving dishonesty or moral turpitude; (ii) fraud, misappropriation or embezzlement; or (iii) willful failure or gross negligence in the performance of assigned duties, which failure or negligence continues for more than thirty (30) days following written notice of such failure or negligence.

2

c.	Obligations of Executive on Termination.

i.	Executive acknowledges and agrees that all property, including keys, credit cards, books, manuals, records, reports, notes, contracts, customer lists, Confidential Information as defined in this Agreement, copies of any of the foregoing, and any equipment furnished to Executive by the Company, belong to the Company and shall be promptly returned to the Company upon termination of employment.

ii.	Upon termination of employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company.

iii.	Executive acknowledges and agrees that Executive will comply with all of the surviving terms of this Agreement, specifically including, but not limited to, Sections 4 through 7 of this Agreement.

d.	Obligations of the Company on Termination.

i.	For Any Reason. Upon termination of this Agreement for any reason, the Company’s obligations to Executive under this Agreement shall include (a) the prorated payment of Executive’s salary through the date of termination to the extent not paid by then; (b) the payment of earned and accrued bonus or incentive payments due Executive, if any, at the time of termination under any bonus or incentive plans in which Executive participated prior to termination; (c) the payment of any unused accrued vacation through the date of termination; and (d) the payment of any reimbursable business expenses that were documented by Executive prior to termination in accordance with the Company’s policies as set forth in paragraph 2.e. of this Agreement and that were not reimbursed by the Company at the time of the termination of this Agreement.

ii.	Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or disability, this Agreement shall terminate and the Company will have no further obligation to Executive, except as otherwise provided by law or by paragraph 3(d)(i) of this Agreement.

iii.	Without Cause. If Executive’s employment is terminated by the Company without Cause, this Agreement shall terminate and the Company shall pay to the Executive severance pay equal to two months base salary in addition to its obligations as stated in paragraphs 2(d), 2(e) and 3(d)(i) of this Agreement.

iv.	For Cause. If Executive’s employment is terminated for Cause, this Agreement shall terminate and the Company will have no further obligation to Executive, except as otherwise provided by law or by paragraphs 3(d)(i), 2(d) and 2(e) of this Agreement.

e.	Termination by either Party. Either Party may terminate this Agreement for any reason upon thirty (30) days prior written notice.

f.	Termination Payments. In the event of any termination of this Agreement pursuant to Section 3.b.iii hereof, then the Company shall have no further payment obligations to Executive hereunder, except for wages, vacation and benefits accrued to date and/or provided by applicable law.

3

4.	Agreement Not to Compete.

a.	Executive agrees not to compete with the Company in the operation of the Business which is defined as developing, marketing and/or selling/licensing products and services that meet with the regulatory requirements for the wellness, medical device and health care industry.

b.	For the purposes of this Agreement, the “Non-Competition Period” shall mean a period of two (2) years following the termination of Executive’s employment with the Company, or any current or future Company Affiliate.

5.	Non-Solicitation. During the Non-Solicitation Period (as hereinafter defined), the Executive shall not in any manner solicit or hire any employees or consultants of the Company, or any Company Affiliate, which shall include employees or consultants: (i) with continuing contracts with the Company or a Company Affiliate; (ii) retained, employed or engaged by the Company or a Company Affiliate but without continuing contracts; or (iii) whose contracts expire or otherwise terminate for any reason preceding or following the first day of the Non-Solicitation Period. During the Non-Solicitation Period, Executive will not influence or attempt to influence any customers or suppliers of the Company, or other third parties doing business with of the Company, to divert their business to any individual or entity then in competition with the Company. During the Non-Solicitation Period, Executive will not disrupt, damage, impair, or interfere with the business of the Company in any way. Executive further agrees not to make any negative or disparaging statements about the Company, its affiliates, employees or representatives to any third party. For the purposes of this Agreement, the “Non-Solicitation Period” shall mean a period of two (2) years following the termination of the Executive’s employment with the Company, or any current or future Company Affiliate.

6.	Confidential Information. You acknowledge and agree that your employment with Company is conditioned upon your execution of a separate Confidentiality Agreement in the form attached to this Agreement as Exhibit A (the “Confidentiality Agreement”) which prohibits the unauthorized use or disclosure of Company’s confidential information. You agree that you will comply with the provisions of that Confidentiality Agreement. You further agree that Company may change or amend its Confidentiality Agreement from time to time in its discretion. You agree to sign any amended Confidentiality Agreement(s) which may be issued by Company as a condition of your continued employment with Company.

7.	Covenant to Report: Ownership of Trade Secrets and other Intellectual Property.

a.	All written materials, records and documents made by the Executive or coming into his possession during the course of his employment by Company concerning the business or affairs of the Company shall be the sole property of the Company; and, upon the termination of his employment or upon the request of the Company, the Executive shall promptly, deliver the same to the Company.

b.	Executive agrees that any trade secret, invention, improvement, patent, patent application, or writing, and any program, system, or novel technique, whether or not capable of being trademarked, copyrighted or patented), obtained by Executive in the course of employment with the Company, and relating to the business, property, methods or customers of the Company, shall be and become the property of the Company, and Executive hereby transfers and assigns to the Company any rights he may have or acquire in any of the foregoing. Executive agrees to give the Company prompt written notice of his acquisition of any such trade secret, invention, improvement, patent, patent application, writing, program, system, or novel technique and to execute such instruments or transfer, assignment, conveyance, or confirmation and such other documents and to do all appropriate lawful acts as may be requested by the Company to transfer, assign, confirm, and perfect in the Company all legally protectable rights in such trade secret, invention, improvement, patent, patent application, writing, program, system, or novel technique.

4

8.	Arbitration:

a.	Arbitrable Claims. The following claims are covered by this arbitration provision (“Arbitrable Claims”): any and all claims for wages or other compensation; any and all contract or tort claims; any and all claims arising from or related to your employment or the termination of your employment with Company; and any and all claims for discrimination or harassment under any local, state or federal common or statutory law, based on race, color, sex, religion, national origin, ancestry, age, marital status, medical condition, physical or mental disability, sexual orientation or any other protected characteristic. You and Company agree to settle by final and binding arbitration all such Arbitrable Claims that Company may have against you or that you may have against Company or against any of its related entities, or against any then current or former officer, director, employee or agent of Company, in their capacity as such or otherwise. If this arbitration provision is held to be void or unenforceable with respect to a particular claim or class of claims, that fact shall not affect the validity or enforceability of the arbitration provisions with respect to any other claim or class of claims. YOU AND COMPANY ACKNOWLEDGE AND AGREE THAT BY SIGNING THIS AGREEMENT, YOU AND COMPANY HAVE VOLUNTARILY ELECTED TO ARBITRATE ALL ARBITRABLE CLAIMS RATHER THAN LITIGATE THEM IN A JUDICIAL FORUM AND THAT YOU AND COMPANY ARE GIVING UP THE RIGHT TO A JURY TRIAL AND TO A TRIAL IN A COURT OF LAW.

b.	Procedure. All Arbitrable Claims shall be settled by final and binding arbitration in accordance with the employment dispute resolution rules of the American Arbitration Association (“AAA”) in effect at the time the demand for arbitration is made. Such arbitration shall be filed with the AAA and shall be heard in New York. The arbitrator shall apply, as applicable, federal or New York substantive law and law of remedies. New York Code of Civil Procedure, which provides for certain discovery rights, shall apply to any arbitration. In reaching a decision, the arbitrator shall have no authority to change, extend, modify or suspend any of the terms of this Agreement but shall have the authority to order injunctive and/or other equitable relief. A judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Either you or Company may bring an action in any court of competent jurisdiction, if necessary, to compel arbitration under this arbitration provision, to obtain preliminary relief in support of claims to be prosecuted in arbitration or to enforce an arbitration award.

9.	No Assignment. This Agreement is personal to Executive, and Executive may not assign any rights or delegate any responsibilities hereunder without the prior written consent of the Company.

10.	Waiver or Modification. No provision of this Agreement may be modified, amended, or waived unless in writing and signed by you and Company. A waiver of any one provision shall not be deemed to be a waiver of any other provision.

11.	Survival. It is the express intention and agreement of the parties hereto that the provisions of this Agreement that are intended to survive the ending of your employment shall survive the ending of your employment.

12.	Severability. Should any provision of this Agreement be held invalid, void, or unenforceable for any reason, such adjudication shall in no way affect any other provision of this Agreement or the validity or enforcement of the remainder of the Agreement and the provision affected shall be curtailed only to the extent necessary to bring it within the applicable requirements of the law.

13.	Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York.

14.	Entire Agreement. This Agreement and the Confidentiality Agreement which you will be required to sign as a condition of your employment constitute the complete understanding between you and Company concerning the terms of your employment. All prior representations, agreements, arrangements and understandings between or among you and representatives of Company, whether oral or written, have been fully and completely merged herein and are fully superseded by this Agreement.

5

15.	Executive acknowledges that he has read and understands this Agreement, and agrees that he has freely and voluntarily entered into this Agreement without duress or undue influence imposed on him of any kind.

16.	This Agreement may be executed via facsimile or e-mail in counterparts, and each facsimile or e-mail counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement by their duly authorized representatives on the dates set forth below.

World Media & Technology Corp.	EXECUTIVE: Anthony S. Chan

By:	/s/ Seán McVeigh	By:	/s/ Anthony S. Chan

Name:	Seán McVeigh

Title:	CEO

Date:	September 28th, 2017	Date:	Sept 28, 2017

6